Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

On June 8, 2020, the Fund announced that its Board of Directors (the “Board”) decided to temporarily suspend the Fund´s MDP. Global financial markets and overall economic activity have been severely affected by the “Covid-19” pandemic. Under this scenario of high uncertainty, the Board considered that it is in the best interest of Fund stockholders to temporarily suspend the Fund´s MDP in order to preserve capital. Nevertheless, the Board will continue to review the Fund´s MDP regularly in order to reinstate it as soon as deemed advisable by the Board. In addition, the Fund will continue to distribute to shareholders all of its net investment income and net realized capital gains, if any, at least annually, even while the Fund´s MDP remains suspended. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$223.85	Daily Average Number of Shares Traded[2]	30,046
NAV per share[1]	$14.92	Outstanding Shares[3]	15,005,224
Closing price[2]	$12.72	Expense Ratio (4/30/2020)	1.52%
Discount	14.75%	Portfolio Turnover (4/30/2020)	11.78%

Performance1	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	21.26%	-3.82%	1.26%	-2.02%	-1.58%	0.25%
MXF NAV	17.85%	-1.76%	1.81%	-2.05%	-1.63%	0.15%
MSCI Mexico Index	19.52%	-7.76%	-3.47%	-4.67%	-2.87%	-1.59%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

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1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During November 2020, the Fund repurchased no shares.

Top Ten Holdings (63.10% of Net Assets)
1 América Móvil	14.56%	6 Alfa	5.07%
2 Grupo México	8.60%	7 Orbia Advance Corporation	3.89%
3 Grupo Financiero Banorte	7.39%	8 La Comer	3.70%
4 Fomento Económico Mexicano	7.11%	9 Cemex	3.67%
5 Wal-Mart de México	5.66%	10 Gruma	3.45%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets increased sharply during November 2020, driven by positive news regarding different vaccines against Covid-19. The MSCI World Index and the MSCI Emerging Markets Index increased 12.7% and 9.2%, respectively, during the month, while the DJIA and the S&P 500 increased 11.8% and 10.8%, respectively. U.S. Presidential elections were held on November 3, 2020, in which the Democratic candidate, Mr. Joseph Biden, was elected President. The transition process has formally began and Mr. Biden is expected to take office on January 20, 2021, even as current President Donald Trump claims some anomalies in the election and has not conceded his defeat. For its part, the U.S. Federal Reserve maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and will continue to purchase government securities at least at the current pace. The U.S. 10-year Treasury note decreased 3 basis points to 0.84% and the U.S. dollar appreciated 2.3% (measured by the DXY Index4). In Mexico, the MSCI Mexico Index increased 19.5% and the Mexican peso appreciated of 4.9% to Ps. $20.18.
In local news, Mexico´s Central Bank maintained unchanged its reference interest rate at 4.25%. Official GDP for the third quarter of 2020 reported an annual decrease of 8.6%; however, on a sequential basis it recovered significantly, increasing 11.8% relative to the second quarter of 2020. Lastly, on November 30, 2020, the Government and the private sector unveiled the second part of the infrastructure plan with the aim of reactivating the economy and generating employment, which in conjunction with the first round of investments announced on October 5, 2020, comprises a total amount of Ps. $526 billion, representing 2.3% GDP, of which at least 50% will be executed by the private sector.
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The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.